CONSULTING AGREEMENT

         This Consulting Agreement executed on and effective as of August 1, 2004 is made by and between Cobalis Corp., a Nevada corporation, with its principal place of business located at 2445 McCabe Way, Suite 150, Irvine, CA 92614 (the "Company") and Marinko Vekovic, with an address at 30 palatine #427, Irvine, CA 92612 (the "Consultant").

         RECITALS: The Company desires to avail itself of the Consultant's knowledge and expertise with respect to the business, products and operations of the Company and has requested that the Consultant make such knowledge and expertise available to the Company on as needed basis. The Consultant and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, the Consultant shall provide the Consulting Services (as hereinafter defined) to the Company.

         NOW THEREFORE, in consideration of the foregoing recitals and the covenants and obligations set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         SECTION 1. DEFINITIONS.

                  "Cause" means (a) failure to follow written directives of the President and CEO, (b) conduct by the Consultant in connection with this Agreement or the Consulting Services that amounts to fraud or gross negligence in the performance of its duties and responsibilities under this Agreement; or
(c) material breach of any obligation owed by the Consultant to the Company.

                  "Change in Control Event" means the occurrence of any of the following events: (a) the execution of an agreement for the sale of all, or a material portion, of the assets of the Company to an unrelated third party; or
(b) the execution of an agreement for a merger, consolidation or other transaction constituting a business combination in which more than fifty percent (50%) of the Company's issued and outstanding shares of voting stock are acquired by a single entity or a group of affiliated entities that were not previously shareholders of the Company. Notwithstanding the foregoing, a recapitalization of the Company for the purpose of changing its state of incorporation will not be considered a "Change in Control Event."

                  "Common Stock" means the common stock, $0.001 par value, of the Company currently publicly traded on the OTC market under the ticker symbol CLSC.

                  "Consulting Services" means the consulting services on as needed basis to be performed hereunder by the Consultant for and on the Company's behalf. The Consultant shall provide overall advice on the Management of the Company, including but not limited to services related to corporate governance, Marketing and Sales, and such other matters that relate thereto as the Company may reasonably request of the Consultant by way of written instruction or verbal communication.

         SECTION 2. TERM. This Agreement shall commence on August 1, 2004 and shall continue for a period of 12 months terminating on July 31, 2005 unless sooner terminated as provided herein. After that period it would be automatically renewed under same conditions as provided hereon.

         SECTION 3. CONSULTING SERVICES. The Consultant hereby agrees that it will perform the Consulting Services during the term of this Agreement. The Consultant shall commit the resources necessary to timely and satisfactorily perform the Consulting Services, and shall perform the Consulting Services in a professional and workmanlike manner and in accordance with all applicable laws, regulations and ordinances. The Consultant acknowledges that he has no authority to act for or bind the Company or any of its affiliates without their respective prior consent.

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         SECTION 4. COMPENSATION. Consultant shall be compensated by the Company pursuant to the following formula:

                  (a) Monthly Retainer. Consultant shall receive, payable upon the first day of each month, (a) $5 000 (five thousand dollars) per month for the first five months, and (b) $15 000 (fifteen thousand dollars) per month thereafter, for the remaining term of this Agreement, unless otherwise modified by mutual written consent of the Consultant and the Company.

                  (b) Shares. The Company will issue to the Consultant a 300 000 unrestricted shares of Cobalis S-8 type of common stock at the following schedule: 100 000 shares on the August 01, 2004, 100 000 shares on February 01, 2005 and 100 000 shares on July 31, 2005.

                  (c)Warrants. The Company will issue to the Consultant 600 000 warrants according to the schedule: 200 000 warrants of Cobalis on November 01, 2004, 200 000 warrants of Cobalis on May 01, 2005, and 200 000 warrants of Cobalis on July 31, 2005. All warrants of Common Stock shall be at a purchase price of $1.75 per share (the "Warrant Shares"), and all Warrants shall vest respectively from the date of issue onwards.

                  (d) Expenses. The Consultant shall be reimbursed by the Company for reasonable out- of-pocket expenses incurred in the performance of the Consulting Services.

                  (e) Health Insurance. The Company agrees to reimburse the Consultant for the cost of executive level health and dental insurance for the term of this Agreement for the Consultant and his family.

                  (f) Liability. Taxes & Social Security. The Company will not be liable for any debts, accounts, obligations or other liabilities of the Consultant, including without limitation, the Consultant's obligation to withhold social security and income taxes.

         SECTION 5.  TERMINATION.

                  (a) Termination for Cause. The Company may terminate this Agreement for Cause immediately upon written notice to the Consultant.

                  (b) Other Termination. The Company may terminate this Agreement without Cause upon 90 days prior written notice to the Consultant. The Consultant may terminate this agreement upon 30 days prior written notice to the Company. This Agreement shall terminate automatically upon the death or disability of the Consultant. In the event that termination is made pursuant to this section, all unvested warrants and shares will immediately vest provided such termination is not made by the Consultant.

                  (c) Change in Control Event. In the event of a Change in Control Event occurring during the term of this Agreement, all pays and unvested warrants and shares due by this contract will immediately vest to the full extent of this contract.

         SECTION 6. OPTION REGISTRATION. The Company will exert good faith efforts to immediately issue shares of Common stock of Cobalis, and register all the Warrants that are being granted in Section 4 (b,c) of this Agreement so as to enable the Warrants to be free trading securities immediately upon exercise.

         SECTION 7. MISCELLANEOUS.

                  (a) Severability, Fees and Costs. The Parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy. Furthermore, in the event of a dispute under this Agreement, the prevailing party shall be entitled to fees and costs, including reasonable attorney's fees, in the enforcement of this Agreement.

                  (b) No Assignment. This Agreement and the rights and obligations of the Parties stated in this Agreement may not be assigned without the prior written approval of the other party. The rights and obligations of the Parties will inure to the benefit of and will be binding on the Parties' lawful successors and assigns.

                  (c) Strict Performance Waiver. The failure of either party to insist on strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right to assert or rely on any such provision or right in that or any other instance; rather, same shall be and remain in full force and effect. A waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

                  (d) Amendments. This Agreement embodies the entire agreement of the Parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by both Parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

                  (e) Notices. Any notice required or permitted to be given hereunder must be given in writing and personally delivered or mailed to the other party by certified mail, return receipt requested, by personal delivery or by facsimile if the receiving party acknowledges in writing the receipt of such fax transmission. Notices shall be given at the addresses set forth on the signature page to this Agreement.

                  (f) Independent Contractors. The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either party as a partner, joint venturer, employee, employer or agent of the other.

                  (g) Choice of Law Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The Parties consent to the personal jurisdiction and venue of the federal and state courts having jurisdiction with respect to Irvine, California with respect to all matters and disputes which may arise out of or result from this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

The Company (Cobalis, Corp.)                 The Consultant (Marinko Vekovic)


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Chaslav Radovich                             Marinko Vekovic
President/CEO